CONFORMED COPY




                      NATIONAL DISCOUNT BROKERS GROUP, INC
                            10 Exchange Place Centre
                          Jersey City, New Jersey 07302




June 15, 2000



Deutsche Bank AG
Taunusanlage 12
60325 Frankfurt
Germany

Ladies and Gentlemen:

We are writing to memorialize our understanding concerning the involvement by National Discount Brokers Group, Inc. or any of its broker-dealer subsidiaries (collectively, "NDB") in underwritten offerings of common stock for which you or any of your Affiliates (collectively, "DB") shall serve as book-running or a joint book-running managing underwriter. Any capitalized term used but not otherwise defined in this letter agreement (this "Letter Agreement") shall have the meaning set forth in the Stockholder Agreement, dated as of the date hereof, between NDB and DB (collectively, the "Parties"). It is an express condition to the consummation of the Securities Purchase Agreement that the Parties enter into this Letter Agreement and the transactions contemplated hereby.

1. Participation in Qualified Offerings. (a) If DB (the "Managing Affiliate") is the book-running or a joint book-running managing underwriter in an initial public offering of equity securities in the United States, and seeks to distribute in the United States through a U.S. On-Line Discount Broker all or any portion of such equity securities (a "Qualified Exclusive Offering"), then DB shall invite NDB (an "Invitation") to participate, subject to applicable law, in such Qualified Exclusive Offering as a member of the underwriting syndicate or the selling group, as determined by the Managing Affiliate in its sole discretion.

(b) For purposes of this Letter Agreement, "U.S. On-Line Discount Broker" means a securities brokerage firm that (i) is either located within or otherwise doing business in the United States; (ii) is duly licensed as a broker-dealer with the U.S. Securities and Exchange Commission and is a member of the National Association of Securities Dealers, Inc.; (iii) does not employ account executives or registered representatives who (A) are assigned to, and responsible for maintaining relationships with, customers for the purpose of providing advised brokerage and trade execution services (whether provided in person or electronically and whether general or trade-specific) or (B) are compensated with a portion of the commissions earned for any trade execution services performed for such customers; (iv) offers its customers the ability to execute securities trades directly through computerized on-line or other electronic or wireless execution systems, including, without limitation, the Internet and IVR, without the direct assistance or recommendation of any account executive or registered representative; and (v) generally charges its customers a lower cost for its services than is customarily charged in the relevant market for brokerage services by full service advised brokerage firms taking into account commission charges, account investment advisory fees and such other charges and fees and minimum balance requirements. The term "U.S. On-Line Discount Broker" shall include, without limitation, any entity listed on a schedule to be prepared from time to time by the Parties, as amended from time to time by mutual consent of the Parties. Such schedule shall not include DB Alex. Brown LLC or Deutsche Bank Securities, Inc. or any of their respective successors.

(c) The Managing Affiliate shall not allocate shares in any Qualified Exclusive Offering to any U.S. On-Line Discount Broker other than NDB; provided, that the foregoing limitation shall not apply to (i) any allocation by a joint book-running managing underwriter (other than the Managing Affiliate) for such Qualified Exclusive Offering to a U.S. On-Line Discount Broker other than NDB; and (ii) any allocation by the Managing Affiliate to (A) any U.S. On-Line Discount Broker that is an Affiliate of any co-managing underwriter (other than the Managing Affiliate); (B) any U.S. On-Line Discount Broker other than NDB, if the issuer so directs the Managing Affiliate; or (C) any broker-dealer other than a U.S.On-Line Discount Broker, including any such broker-dealer that uses computerized on-line or other electronic execution systems, without prejudice in each case specified in clauses (A), (B) and (C) above to NDB's right hereunder to participate in such Qualified Exclusive Offering.

(d) The Managing Affiliate shall, in good faith, consider inviting NDB to participate in any equity offering that has a retail component (other than a Qualified Exclusive Offering) where the Managing Affiliate is a book-running or joint book-running managing underwriter and seeks to distribute in the United States through a U.S. On-Line Discount Broker all or any portion of such equity securities (a "Qualified Good Faith Offering" and, collectively with a Qualified Exclusive Offering, a "Qualified Offering").

(e) Notwithstanding paragraph (a), (c) or (d) above, the Managing Affiliate shall not be obligated to extend an Invitation to NDB in the event the issuer objects to the inclusion of NDB in such offering. The Managing Affiliate shall notify NDB of such objection promptly.

(f) Each Invitation shall take the form of a terms telex customary in form and scope to similar communications used for the purpose of forming underwriting syndicates or selling groups (as the case may be) in similar offerings and shall be extended to NDB as and when extended to each other proposed members of the underwriting syndicate or selling group (as the case may be) in the related Qualified Offering.

(g) The Managing Affiliate shall circulate to NDB copies, in Adobe Acrobat (".pdf") or equivalent "read only" electronic format, of each preliminary prospectus, final prospectus and amendments or supplements thereto to be used in connection with each Qualified Offering in which NDB agrees to participate. Such documents shall be provided to NDB at such times as they are made available in written or electronic format to other members of the underwriting syndicate or selling group (as the case may be). Subject to the terms of any agreement among underwriters, underwriting agreement or selling group agreement applicable to such Qualified Offering, NDB shall have complete discretion concerning NDB customer accounts to which shares in the Qualified Offering are sold and the number of shares sold to a particular NDB account and not be required to divulge to the Managing Affiliate or any underwriting syndicate member information relating to any individual customer's participation in the Qualified Offering or any other proprietary customer or technological information; provided, however, that NDB shall promptly upon request by the Managing Affiliate provide such information with respect to NDB's participation in any Qualified Offering, including customer account information, to the extent (and only to the extent) as is necessary for purposes of complying with any law, regulation or request of the issuer or of any Governmental Entity, including for these purposes the NASD, the New York Stock Exchange, Inc. and any U.S. or foreign exchange on which any equity securities distributed as part of a Qualified Offering may be listed; provided, however, that any such request contemplated hereby shall be subject to any and all customary confidentiality agreements that may exist between NDB (or any of its Affiliates) and a customer of NDB (or any of its Affiliates) prior to the date of such request.

(h) This Letter Agreement shall not in any way restrict NDB from participating as an underwriter or selling group member in any offering regardless of whether DB is the book-running or a joint book-running managing underwriter or otherwise. Except as expressly required hereunder, DB shall not be prohibited from participating as an underwriter or selling group member in any offering in which NDB is neither an underwriter nor a selling group member.

2. Disclaimer. This Letter Agreement is being entered into in order to outline the Parties' working relationship for any Qualified Offering in general, and therefore does not evidence an obligation of the Parties to purchase, sell or underwrite securities for any particular issuer or offering. Neither NDB nor any of NDB's accounts has offered to purchase or has agreed to purchase any particular security in connection with this Letter Agreement. The Parties agree that, subject to the terms of this Letter Agreement and each Invitation, to the extent NDB accepts any such Invitation, NDB's obligation to underwrite securities and right to derive compensation in connection with any Qualified Offering shall be consistent with the terms applicable to the other underwriters or selling group members in such Qualified Offering as such terms are specified in the final prospectus and terms telex concerning the Qualified Offering and in the underwriting agreement, agreement among underwriters and selected dealers agreement applicable to such Qualified Offering.

3. Publicity. NDB and DB shall jointly advertise or market the arrangements relating to this Letter Agreement and their participation in a Qualified Offering. Notwithstanding the foregoing, the Parties understand and agree that DB's private presentation materials for its issuer clients do not require pre-clearance from NDB, except as they pertain to NDB. DB and NDB agree not to disclose this Letter Agreement in any manner and further agree not to make copies available to any third party without the prior written consent of the other Party to this Letter Agreement, except as required by law. In the event that either Party is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose this Letter Agreement it shall promptly inform the other Party of such request or requirement in order to enable the Parties jointly to seek an appropriate protective order or other remedy, or to resist or narrow the scope of such request or legal process. In any such event, each Party agrees to use its reasonable best efforts to obtain from the Party to whom disclosure is made written assurances that this Letter Agreement will be accorded confidential treatment.

4. Termination. (a) Either Party may terminate this Letter Agreement by written notice to the other Party (i) upon the occurrence of a For Cause Termination Event with respect to the other Party; or (ii) upon the giving of a notice of termination, by any party, of any of the other Joint Venture Agreements delivered not less than 30 days prior to the effective date of termination set forth in such notice; provided that the rights and obligations set forth in Sections 2, 3 and 4 shall survive termination of this Agreement; and provided further, that no such termination shall relieve NDB or DB of liability it may have incurred hereunder prior to such termination. Except as otherwise provided in this Letter Agreement, upon termination or expiration of this Letter Agreement for any reason, all rights of NDB hereunder shall terminate and NDB shall delete or destroy any and all materials, as contemplated by Paragraph 1(g) above, in NDB's possession, custody or control and provide written confirmation of such deletion or destruction to DB within 30 days of such termination or expiration and NDB shall not use such material for any purpose. The rights of each Party under this Section 4 are without prejudice to any other rights of the parties pursuant to this Letter Agreement or otherwise and shall not be affected by any dispute between the parties with respect to this Letter Agreement or any other matter.

(b) For purposes of this Letter Agreement, "For Cause Termination Event" means, with respect to any Party, (i) a material breach by such Party or any of its Affiliates of any covenant contained in this Agreement, which breach shall not have been cured within 90 days following delivery of a notice in writing to the breaching party that specifies in detail the matter constituting such breach and such action as may be reasonably required to effect its cure; (ii) an Insolvency Event of the non-terminating Party; and (iii) a Change in Control of the non-terminating Party.

(c) For purposes of this Letter Agreement, "Insolvency Event" means with respect to any Person, any of the following: (i) such Person is dissolved, (ii) an order for relief against such Person is entered, if in the United States, under Chapter 11 of the federal bankruptcy law or, if not in the United States, under any applicable statute providing generally for relief comparable to that provided by the United States federal bankruptcy law ("Foreign Bankruptcy Law"),
(iii) such Person makes a general assignment for the benefit of creditors or other marshaling of assets and liabilities of such Person, (iv) such Person files a voluntary petition under the federal bankruptcy law or Foreign Bankruptcy Law, (v) such Person files a petition or answer seeking for such Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution, other winding up or similar relief under any statute, law, or regulation, whether or not involving insolvency or bankruptcy, (vi) such Person files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in any proceeding of this nature, (vii) such Person seeks, consents to, or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person's assets and properties, (viii) within 60 days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, other winding up or similar relief under any statute, law or regulation, whether or not involving insolvency or bankruptcy, such proceeding has not been dismissed or
(ix) within 60 days after the appointment without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person's properties, such appointment is not vacated or stayed, or within 60 days after the expiration of any such stay, the appointment is not vacated.

5. Assignment. Neither Party shall assign this Letter Agreement without the other Party's prior written consent, which consent may be withheld in the other Party's sole discretion. Any purported assignment in violation of this Paragraph 5 shall be null and void.

6. Miscellaneous. (a) The notice provisions of the Securities Purchase Agreement shall apply to this Letter Agreement.

(b) Nothing contained herein shall make the Parties partners or render any of them liable to make payments not expressly identified or referred to in this Letter Agreement.

(c) The Parties hereby agree that this Letter Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws thereunder.

(d) If any provision of this Letter Agreement is held invalid or otherwise unenforceable, the enforceability of the remaining provisions shall not be impaired thereby.

(e) The failure by any Party to exercise any right provided for herein shall not be deemed a waiver of any right hereunder.

(f) Each Party agrees to bear its own expenses in connection with this Letter Agreement and the transactions contemplated hereby.

(g) This Letter Agreement sets forth the entire understanding of the Parties as to its subject matter and may not be modified except in a writing executed by both Parties. In particular, this Letter Agreement supersedes the letter of intent, dated March 27, 2000, between NDB and Deutsche Bank Americas Holding Corporation, with respect to the subject matter hereof, among other matters.

(h) No waiver by either Party of a breach of any provision of this Letter Agreement by the other Party shall operate or be construed as a waiver of any subsequent breach.

(i) This Letter Agreement and any exhibit hereto may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Letter Agreement or any exhibit hereto may be delivered via telecopier, with the intention that they shall have the same effect as an original counterpart hereof.

Sincerely,

National Discount Brokers Group, Inc.


By:  /s/ Arthur Kontos
     -----------------
Name:  Arthur Kontos
Title: President and Chief Executive Officer


Agreed and acknowledged as of the date set forth above:

Deutsche Bank AG


By: /s/ Thomas A. Curtis
   ---------------------
Name:  Thomas A. Curtis
Title: Attorney-In-Fact